Exhibit 99.1

Mercantile Bank Corporation Reports Strong First Quarter 2017 Results

Continued strength in profitability and loan originations highlight quarter

GRAND RAPIDS, Mich., April 18, 2017 – Mercantile Bank Corporation (NASDAQ: MBWM) ("Mercantile") reported net income of $7.6 million, or $0.46 per diluted share, for the first quarter of 2017, compared with net income of $8.5 million, or $0.52 per diluted share, for the respective prior-year period. A bank owned life insurance claim during the first quarter of 2017 increased reported net income by approximately $1.1 million, or $0.06 per diluted share, while the repurchase of $11.0 million in trust preferred securities at a 27 percent discount during the first quarter of 2016 increased reported net income by approximately $1.8 million, or $0.11 per diluted share.

The first quarter was highlighted by:

●	Robust earnings performance and strong capital position
●	Solid net interest margin
●	Growth in fee income, most notably mortgage banking activity income
●	Lower overhead costs
●	Strong asset quality, as depicted by low levels of nonperforming assets and loans in the 30- to 89-days delinquent category
●	Annualized loan growth of approximately 11 percent
●	New commercial term loan originations of approximately $130 million
●	Sustained strength in the commercial loan pipeline
●	Expansion of operating area into Southeast Michigan

“We are very excited to begin 2017 with a healthy quarter that reflects sustained strength in profitability and loan originations,” said Robert B. Kaminski, Jr., President and Chief Executive Officer of Mercantile. “Our strong financial performance reflects a sound net interest margin, increased fee income, and reduced overhead costs. We are pleased with the net loan growth that was achieved during the quarter, and based on our current commercial loan pipeline, we are confident that solid loan growth can be realized in future periods.”

Operating Results

Total revenue, which consists of net interest income and noninterest income, was $31.4 million during the first quarter of 2017. Net interest income during the first quarter of 2017 was $25.5 million, down $0.4 million or 1.4 percent from the first quarter of 2016, primarily reflecting a decreased net interest margin and the first quarter of 2017 having one less calendar day than the previous year’s first quarter, which more than offset a higher level of earning assets.

The net interest margin was 3.73 percent in the first quarter of 2017, up slightly from 3.72 percent in the fourth quarter of 2016 and down from 3.92 percent in the prior-year first quarter. The net interest margin during the current-year first quarter and the linked quarter were virtually the same in light of a relatively stable yield on average earning assets and cost of funds. The yield on average earning assets during the first quarter of 2017 was negatively impacted by a decreased yield on loans, reflecting the ongoing low interest rate environment, competitive pressures, and a lower level of purchased loan discount accretion; however, the negative impact of the lower loan yield was substantially offset by the positive impact of a change in earning asset mix, resulting in the relatively steady yield on average earning assets. The change in earning asset mix primarily reflects loan growth and a reduction in interest-earning deposit balances. Higher-yielding average loans represented 85.6 percent of average earning assets during the first quarter of 2017, up from 83.6 percent during the linked quarter, while lower-yielding average interest-earning deposit balances represented 2.2 percent of average earning assets during the current-year first quarter, down from 4.5 percent during the linked quarter. The decline in the net interest margin in the first quarter of 2017 compared to the respective 2016 period primarily resulted from a decreased yield on loans, reflecting the aforementioned factors. The negative impact of these factors was somewhat mitigated by increased rates on certain variable-rate loans stemming from the Federal Open Market Committee (“FOMC”) raising the targeted federal funds rate by 25 basis points in December of 2016 and again in March of 2017.

Net interest income and the net interest margin during the first quarter of 2017 and the prior-year first quarter were affected by purchase accounting accretion and amortization entries associated with the fair value measurements recorded effective June 1, 2014. Increases in interest income on loans totaling $0.8 million and $1.3 million were recorded during the first quarters of 2017 and 2016, respectively. An increase in interest expense on subordinated debentures totaling $0.2 million was recorded during both the current-year first quarter and prior-year first quarter. Purchased loan accretion amounts vary from period to period as a result of periodic cash flow re-estimations, loan payoffs, and payment performance.

Mercantile recorded a $0.6 million provision for loan losses during both the first quarter of 2017 and the first quarter of 2016. The provision expense recorded during the periods primarily reflects ongoing loan growth.

Noninterest income during the first quarter of 2017 was $5.9 million. Noninterest income during the first quarter of 2017 included a bank owned life insurance claim of $1.4 million, while noninterest income during the first quarter of 2016 included a $2.9 million gain associated with a trust preferred securities repurchase transaction; excluding these transactions, noninterest income increased $0.3 million or 6.3 percent in the current-year first quarter compared to the prior-year first quarter. The increase in core noninterest income primarily reflects higher mortgage banking income resulting from the positive impact of strategic initiatives that were implemented in the latter half of 2016, including the hiring of additional loan originators, introduction of new and enhanced products, loan programs, and increased marketing efforts.

Noninterest expense totaled $19.8 million during the first quarter of 2017, down $0.1 million or 0.5 percent from the respective 2016 period primarily due to cost savings associated with the cost efficiency program that was announced in the latter part of 2015 and lower Federal Deposit Insurance Corporation (“FDIC”) premiums, which more than offset higher salary and benefit costs. The quarterly cost savings related to the cost efficiency program, which saves us approximately $2.7 million per year on a pre-tax basis, were fully realized starting in the second quarter of 2016. FDIC insurance premiums totaled $0.2 million during the first quarter of 2017, down $0.2 million or 46.4 percent from the prior-year first quarter mainly due to changes to the deposit insurance assessment calculation that became effective in the third quarter of 2016. Salary and benefit costs totaled $11.3 million during the current-year first quarter, up $0.3 million or 2.5 percent from the prior-year first quarter primarily due to employee merit pay increases and higher stock-based compensation expense.

Mr. Kaminski continued: “We are pleased with the stability and level of our net interest margin. Although our loan yield continues to be negatively impacted by the ongoing low interest rate environment and competitive pressures, we have remained steadfast in our efforts to price loans properly to ensure an appropriate balance between risk and yield. Our net interest income benefitted from the FOMC’s rate hikes in December of 2016 and March of 2017, and based on the positioning of our balance sheet, we expect any additional rate hikes to further enhance our net interest income. We are also delighted to report increased fee income and lower overhead costs, reflecting the successful implementation of strategic initiatives. Mortgage banking activity income during the first quarter of 2017 nearly doubled compared to the respective prior-year period as a result of our efforts to increase our market presence through product revamping, the hiring of additional originators, and enhanced marketing.”

Balance Sheet

As of March 31, 2017, total assets were $3.02 billion, down $63.7 million or 2.1 percent from December 31, 2016. Interest-earning deposit balances decreased $121 million or 90.5 percent, while total loans increased $62.7 million or 2.6 percent, over the same time period. Interest-earning deposit balances declined as a result of these funds being used to meet loan funding requirements, as well as deposit withdrawals stemming from certain commercial customers making tax payments. A majority of the loan growth occurred during the last few weeks of the quarter. During the twelve months ended March 31, 2017, total loans were up nearly $146 million or 6.3 percent. Approximately $130 million in commercial term loans to new and existing borrowers were originated during the first quarter of 2017, as ongoing sales and relationship building efforts resulted in increased lending opportunities. As of March 31, 2017, unfunded commitments on commercial construction and development loans totaled approximately $83 million, which are expected to be largely funded over the next 12 to 18 months.

Raymond Reitsma, President of Mercantile Bank, noted: “We are very happy with the net loan growth and level of commercial term loan originations achieved during the first quarter of 2017. Commercial term loan originations of $130 million during the quarter were up in comparison to originations in the linked quarter and prior-year first quarter as our lenders continue to foster new relationships and meet the credit needs of existing customers in our markets. In addition, we are pleased with the loan prospects arising from our recent expansion into Southeast Michigan. Based on our current commercial loan pipeline, we are confident that loan originations will remain strong in future periods. We also realized nearly $11 million of growth in the residential mortgage loan portfolio during the quarter, reflecting the success of recently-implemented strategic initiatives that were designed to increase our market penetration.”

Commercial-related real estate loans continue to comprise a majority of Mercantile’s loan portfolio, representing approximately 56 percent of total loans as of March 31, 2017.  Non-owner occupied commercial real estate (“CRE”) loans and owner-occupied CRE loans equaled 31 percent and 19 percent of total loans, respectively, as of March 31, 2017.  Commercial and industrial loans represented 31 percent of total loans as of March 31, 2017.

As of March 31, 2017, total deposits were $2.28 billion, down $97.0 million from December 31, 2016, and up $12.9 million from March 31, 2016. Local deposits were down $65.8 million since year-end 2016, but up $71.5 million over the past twelve months. The reduction in local deposits was mainly due to certain commercial customers making tax payments, while the growth in deposits was primarily driven by new commercial loan relationships. Wholesale funds were $250 million, or approximately 10 percent of total funds, as of March 31, 2017, compared to $251 million as of December 31, 2016 and $202 million as of March 31, 2016.

Asset Quality

Nonperforming assets at March 31, 2017 were $7.8 million, or 0.3 percent of total assets, compared to $6.4 million, or 0.2 percent of total assets, as of December 31, 2016. The level of past due loans remains nominal, and loan relationships on the internal watch list have generally remained steady. Net loan charge-offs were $0.3 million during the first quarter of 2017 compared with net loan charge-offs of $0.2 million and less than $0.1 million in the linked and prior-year first quarters, respectively.

Capital Position

Shareholders’ equity totaled $348 million as of March 31, 2017, an increase of $7.2 million from year-end 2016. The Bank’s capital position remains above “well-capitalized” with a total risk-based capital ratio of 13.0 percent as of March 31, 2017, compared to 13.1 percent at December 31, 2016. At March 31, 2017, the Bank had approximately $81 million in excess of the 10.0 percent minimum regulatory threshold required to be considered a “well-capitalized” institution. Mercantile reported 16,469,108 total shares outstanding at March 31, 2017.

No shares were repurchased during the first quarter of 2017 as part of the $20 million stock repurchase program that was announced in January of 2015. Since the program’s inception, Mercantile has repurchased approximately 956,000 shares, or nearly 6 percent of total shares outstanding at year-end 2014, for $19.5 million, or a weighted average all-in cost per share of $20.38. Future share repurchases totaling $15.5 million can be made under the program, which was expanded by $15 million in early 2016.

Mr. Kaminski concluded: “Based on our first quarter results, we are confident that Mercantile is poised to deliver strong financial performance during 2017 and beyond. Our strong balance sheet and capital base position us to meet growth objectives and enhance shareholder value. We continue to gain new customers in our market areas by focusing on building and developing value-added relationships and delivering a wide array of products and services. We are excited about the opportunities that await us in Southeast Michigan as we employ the same community banking philosophy that has been successful in our other markets. Our ongoing cash dividend program, which has consistently provided shareholders with a competitive dividend yield, exemplifies our commitment to increasing shareholder value.”

About Mercantile Bank Corporation

Based in Grand Rapids, Michigan, Mercantile Bank Corporation is the bank holding company for Mercantile Bank of Michigan.  Mercantile provides banking services to businesses, individuals and governmental units, and differentiates itself on the basis of service quality and the expertise of its banking staff. Mercantile has assets of approximately $3.0 billion and operates 49 banking offices. Mercantile Bank Corporation’s common stock is listed on the NASDAQ Global Select Market under the symbol “MBWM.”

Forward-Looking Statements

This news release contains comments or information that constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) that are based on current expectations that involve a number of risks and uncertainties. Actual results may differ materially from the results expressed in forward-looking statements. Factors that might cause such a difference include changes in interest rates and interest rate relationships; demand for products and services; the degree of competition by traditional and nontraditional competitors; changes in banking regulation or actions by bank regulators; changes in tax laws; changes in prices, levies, and assessments; the impact of technological advances; governmental and regulatory policy changes; the outcomes of contingencies; trends in customer behavior as well as their ability to repay loans; changes in local real estate values; changes in the national and local economies; and other factors, including risk factors, disclosed from time to time in filings made by Mercantile with the Securities and Exchange Commission. Mercantile undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

FOR FURTHER INFORMATION:

Robert B. Kaminski, Jr.	Charles Christmas
President & CEO	Executive Vice President & CFO
616-726-1502	616-726-1202
rkaminski@mercbank.com	cchristmas@mercbank.com

Mercantile Bank Corporation

First Quarter 2017 Results

MERCANTILE BANK CORPORATION

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	MARCH 31,	DECEMBER 31,	MARCH 31,
	2017	2016	2016

ASSETS
Cash and due from banks	$40,313,000	$50,200,000	$38,367,000
Interest-earning deposits	12,663,000	133,396,000	62,814,000
Total cash and cash equivalents	52,976,000	183,596,000	101,181,000

Securities available for sale	332,441,000	328,060,000	343,805,000
Federal Home Loan Bank stock	9,236,000	8,026,000	7,567,000

Loans	2,441,314,000	2,378,620,000	2,295,668,000
Allowance for loan losses	(18,276,000)	(17,961,000)	(16,262,000)
Loans, net	2,423,038,000	2,360,659,000	2,279,406,000

Premises and equipment, net	45,848,000	45,456,000	45,963,000
Bank owned life insurance	66,211,000	67,198,000	59,248,000
Goodwill	49,473,000	49,473,000	49,473,000
Core deposit intangible	9,321,000	9,957,000	11,916,000
Other assets	30,375,000	30,146,000	27,497,000

Total assets	$3,018,919,000	$3,082,571,000	$2,926,056,000

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
Noninterest-bearing	$757,706,000	$810,600,000	$678,100,000
Interest-bearing	1,520,310,000	1,564,385,000	1,587,022,000
Total deposits	2,278,016,000	2,374,985,000	2,265,122,000

Securities sold under agreements to repurchase	126,679,000	131,710,000	162,312,000
Federal Home Loan Bank advances	205,000,000	175,000,000	98,000,000
Subordinated debentures	45,006,000	44,835,000	44,324,000
Accrued interest and other liabilities	16,168,000	15,230,000	17,745,000
Total liabilities	2,670,869,000	2,741,760,000	2,587,503,000

SHAREHOLDERS' EQUITY
Common stock	307,371,000	305,488,000	302,360,000
Retained earnings	45,596,000	40,904,000	33,697,000
Accumulated other comprehensive income/(loss)	(4,917,000)	(5,581,000)	2,496,000
Total shareholders' equity	348,050,000	340,811,000	338,553,000

Total liabilities and shareholders' equity	$3,018,919,000	$3,082,571,000	$2,926,056,000

Mercantile Bank Corporation

First Quarter 2017 Results

MERCANTILE BANK CORPORATION

CONSOLIDATED REPORTS OF INCOME

(Unaudited)

	THREE MONTHS ENDED	THREE MONTHS ENDED
	March 31, 2017	March 31, 2016

INTEREST INCOME
Loans, including fees	$26,733,000	$26,779,000
Investment securities	1,828,000	2,053,000
Other interest-earning assets	143,000	57,000
Total interest income	28,704,000	28,889,000

INTEREST EXPENSE
Deposits	1,868,000	1,866,000
Short-term borrowings	51,000	44,000
Federal Home Loan Bank advances	655,000	350,000
Other borrowed money	621,000	747,000
Total interest expense	3,195,000	3,007,000

Net interest income	25,509,000	25,882,000

Provision for loan losses	600,000	600,000

Net interest income after provision for loan losses	24,909,000	25,282,000

NONINTEREST INCOME
Service charges on accounts	1,018,000	948,000
Credit and debit card income	1,106,000	1,015,000
Mortgage banking income	1,123,000	598,000
Earnings on bank owned life insurance	1,738,000	286,000
Other income	866,000	4,239,000
Total noninterest income	5,851,000	7,086,000

NONINTEREST EXPENSE
Salaries and benefits	11,272,000	10,995,000
Occupancy	1,554,000	1,604,000
Furniture and equipment	535,000	525,000
Data processing costs	2,011,000	1,992,000
FDIC insurance costs	210,000	392,000
Other expense	4,194,000	4,360,000
Total noninterest expense	19,776,000	19,868,000

Income before federal income tax expense	10,984,000	12,500,000

Federal income tax expense	3,369,000	3,951,000

Net Income	$7,615,000	$8,549,000

Basic earnings per share	$0.46	$0.52
Diluted earnings per share	$0.46	$0.52

Average basic shares outstanding	16,434,647	16,291,654
Average diluted shares outstanding	16,449,210	16,325,475

Mercantile Bank Corporation

First Quarter 2017 Results

MERCANTILE BANK CORPORATION

CONSOLIDATED FINANCIAL HIGHLIGHTS

(Unaudited)

	Quarterly
(dollars in thousands except per share data)	2017	2016	2016	2016	2016
	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr
EARNINGS
Net interest income	$25,509	26,435	26,450	27,100	25,882
Provision for loan losses	$600	600	600	1,100	600
Noninterest income	$5,851	4,604	5,284	4,064	7,086
Noninterest expense	$19,776	18,394	19,663	19,193	19,868
Net income before federal income tax expense	$10,984	12,045	11,471	10,871	12,500
Net income	$7,615	8,085	7,845	7,434	8,549
Basic earnings per share	$0.46	0.49	0.48	0.46	0.52
Diluted earnings per share	$0.46	0.49	0.48	0.46	0.52
Average basic shares outstanding	16,434,647	16,352,359	16,282,804	16,240,966	16,291,654
Average diluted shares outstanding	16,449,210	16,374,117	16,307,350	16,268,839	16,325,475

PERFORMANCE RATIOS
Return on average assets	1.02%	1.05%	1.02%	1.01%	1.19%
Return on average equity	8.99%	9.35%	9.00%	8.79%	10.18%
Net interest margin (fully tax-equivalent)	3.73%	3.72%	3.76%	4.01%	3.92%
Efficiency ratio	63.06%	59.26%	61.96%	61.59%	60.26%
Full-time equivalent employees	617	616	612	633	612

YIELD ON ASSETS / COST OF FUNDS
Yield on loans	4.54%	4.65%	4.57%	4.60%	4.72%
Yield on securities	2.35%	2.27%	2.71%	3.99%	2.52%
Yield on other interest-earning assets	0.81%	0.51%	0.51%	0.51%	0.54%
Yield on total earning assets	4.20%	4.18%	4.22%	4.45%	4.37%
Yield on total assets	3.88%	3.87%	3.90%	4.12%	4.03%
Cost of deposits	0.33%	0.33%	0.33%	0.32%	0.33%
Cost of borrowed funds	1.53%	1.45%	1.41%	1.42%	1.53%
Cost of interest-bearing liabilities	0.68%	0.68%	0.66%	0.64%	0.64%
Cost of funds (total earning assets)	0.47%	0.46%	0.46%	0.44%	0.45%
Cost of funds (total assets)	0.43%	0.42%	0.42%	0.41%	0.42%

PURCHASE ACCOUNTING ADJUSTMENTS
Loan portfolio - increase interest income	$832	1,672	1,002	935	1,316
Trust preferred - increase interest expense	$171	171	171	171	171
Core deposit intangible - increase overhead	$636	636	636	688	715

MORTGAGE BANKING ACTIVITY
Total mortgage loans originated	$38,365	46,727	52,340	39,559	24,446
Purchase mortgage loans originated	$21,523	21,962	25,542	21,995	8,752
Refinance mortgage loans originated	$16,842	24,765	26,798	17,564	15,694
Total mortgage loans sold	$18,463	30,081	35,826	26,229	18,922
Net gain on sale of mortgage loans	$867	1,236	1,173	746	543

CAPITAL
Tangible equity to tangible assets	9.77%	9.31%	9.63%	9.66%	9.68%
Tier 1 leverage capital ratio	11.53%	11.17%	11.28%	11.41%	11.43%
Common equity risk-based capital ratio	10.83%	10.88%	10.83%	10.73%	10.86%
Tier 1 risk-based capital ratio	12.39%	12.47%	12.40%	12.31%	12.49%
Total risk-based capital ratio	13.05%	13.13%	13.05%	12.95%	13.12%
Tier 1 capital	$341,708	336,316	337,054	330,710	324,296
Tier 1 plus tier 2 capital	$359,984	354,278	354,580	347,819	340,557
Total risk-weighted assets	$2,757,616	2,697,727	2,718,012	2,685,823	2,596,517
Book value per common share	$21.13	20.76	21.44	21.18	20.86
Tangible book value per common share	$17.56	17.14	17.76	17.45	17.07
Cash dividend per common share	$0.18	0.67	0.17	0.16	0.16

ASSET QUALITY
Gross loan charge-offs	$456	970	363	397	475
Recoveries	$171	805	179	145	456
Net loan charge-offs (recoveries)	$285	165	184	252	19
Net loan charge-offs (recoveries) to average loans	0.05%	0.03%	0.03%	0.04%	< 0.01%
Allowance for loan losses	$18,276	17,961	17,526	17,110	16,262
Allowance to originated loans	0.92%	0.95%	0.93%	0.94%	0.94%
Nonperforming loans	$7,292	5,939	4,669	5,168	4,842
Other real estate/repossessed assets	$495	469	790	815	1,478
Nonperforming loans to total loans	0.30%	0.25%	0.19%	0.22%	0.21%
Nonperforming assets to total assets	0.26%	0.21%	0.18%	0.20%	0.22%

NONPERFORMING ASSETS - COMPOSITION
Residential real estate:
Land development	$0	16	23	42	30
Construction	$0	0	0	319	0
Owner occupied / rental	$2,972	2,883	2,945	2,893	2,955
Commercial real estate:
Land development	$80	95	110	125	140
Construction	$0	0	0	0	0
Owner occupied	$1,221	610	1,597	2,263	2,877
Non-owner occupied	$421	488	691	134	151
Non-real estate:
Commercial assets	$3,076	2,293	65	165	137
Consumer assets	$17	23	28	42	30
Total nonperforming assets	$7,787	6,408	5,459	5,983	6,320

NONPERFORMING ASSETS - RECON
Beginning balance	$6,408	5,459	5,983	6,320	6,737
Additions - originated loans & former branches	$2,987	2,953	1,172	1,096	1,123
Merger-related activity	$0	33	0	0	0
Return to performing status	$(113)	(13)	0	0	0
Principal payments	$(1,289)	(1,386)	(1,509)	(495)	(774)
Sale proceeds	$(56)	(308)	(76)	(642)	(402)
Loan charge-offs	$(135)	(263)	(101)	(261)	(356)
Valuation write-downs	$(15)	(67)	(10)	(35)	(8)
Ending balance	$7,787	6,408	5,459	5,983	6,320

LOAN PORTFOLIO COMPOSITION
Commercial:
Commercial & industrial	$757,219	713,903	750,330	750,136	714,612
Land development & construction	$31,924	34,828	37,455	40,529	39,630
Owner occupied comm'l R/E	$452,382	450,464	440,705	438,798	441,662
Non-owner occupied comm'l R/E	$768,565	748,269	741,443	716,930	666,013
Multi-family & residential rental	$113,257	117,883	118,103	113,361	112,533
Total commercial	$2,123,347	2,065,347	2,088,036	2,059,754	1,974,450
Retail:
1-4 family mortgages	$205,850	195,226	190,715	189,119	185,535
Home equity & other consumer	$112,117	118,047	127,626	131,067	135,683
Total retail	$317,967	313,273	318,341	320,186	321,218
Total loans	$2,441,314	2,378,620	2,406,377	2,379,940	2,295,668

END OF PERIOD BALANCES
Loans	$2,441,314	2,378,620	2,406,377	2,379,940	2,295,668
Securities	$341,677	336,086	333,469	331,478	351,372
Other interest-earning assets	$12,663	133,396	85,848	46,896	62,814
Total earning assets (before allowance)	$2,795,654	2,848,102	2,825,694	2,758,314	2,709,854
Total assets	$3,018,919	3,082,571	3,063,964	2,999,936	2,926,056
Noninterest-bearing deposits	$757,706	810,600	731,663	733,573	678,100
Interest-bearing deposits	$1,520,310	1,564,385	1,597,774	1,546,145	1,587,022
Total deposits	$2,278,016	2,374,985	2,329,437	2,279,718	2,265,122
Total borrowed funds	$380,009	354,902	372,917	362,665	308,148
Total interest-bearing liabilities	$1,900,319	1,919,287	1,970,691	1,908,810	1,895,170
Shareholders' equity	$348,050	340,811	349,471	344,577	338,553

AVERAGE BALANCES
Loans	$2,390,030	2,372,510	2,391,620	2,342,333	2,273,960
Securities	$339,537	336,493	328,993	340,866	354,499
Other interest-earning assets	$61,376	127,790	91,590	49,365	42,008
Total earning assets (before allowance)	$2,790,943	2,836,793	2,812,203	2,732,564	2,670,467
Total assets	$3,016,871	3,064,974	3,040,324	2,952,184	2,892,229
Noninterest-bearing deposits	$766,031	773,137	733,600	702,293	652,338
Interest-bearing deposits	$1,542,078	1,561,539	1,572,424	1,548,509	1,588,930
Total deposits	$2,308,109	2,334,676	2,306,024	2,250,802	2,241,268
Total borrowed funds	$352,614	366,905	373,973	347,191	299,956
Total interest-bearing liabilities	$1,894,692	1,928,444	1,946,397	1,895,700	1,888,886
Shareholders' equity	$343,344	343,122	345,944	339,357	336,870